FOR IMMEDIATE RELEASE

COLORADO GOLDFIELDS INC. ANNOUNCES

PRIVATE PLACEMENT

Lakewood, Colorado, August 24, 2007 – Colorado Goldfields Inc., formerly Garpa Resources, Inc. (OTCBB: COGF.OB) (the “Company”) is pleased to announce that it has arranged a private placement of units of up to US $3 million at a price of US $0.75 per unit. Each unit will consist of one common share and one common share purchase warrant, with each warrant being exercisable for a period of two years at an exercise price of US $1.00 per share. The private placement will be led by certain European institutional funds and will carry registration rights. Proceeds from the private placement will be used for any or all of the following: the Company's exploration drilling program, geophysical exploration, general exploration, improvements at the Company's Pride of the West Mill, mine rehabilitation, property acquisitions, repayment of short-term debt and general corporate purposes.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

Contact information:

Todd Hennis, President

Tel. 303-984-5324

Colorado Goldfields Inc.

10920 W. Alameda Avenue, Suite 207

Lakewood, CO 80226

CW1391712.2